NextPlay Technologies, Inc. 8-K

Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 16th day of September 2021, to be effective as of the 1st day of October 2021 (the “Effective Date”), by and between NextPlay Technologies, Inc. (the “Company”), and Nithinan Boonyawattanapisut (“Executive”).

WITNESSETH:

WHEREAS, the Executive desires to serve as the Co-Chief Executive Officer; and

WHEREAS, the Company wishes to assure itself of the services of Executive as the Co-Chief Executive Officer of the Company for the period provided in this Agreement, and Executive is willing to perform services for the Company for such period, upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.	Term.

The term of employment under this Agreement shall commence and this Agreement shall be effective as of the Effective Date, and shall continue from month-to-month thereafter until terminated by either party with thirty (30) days’ prior written notice unless sooner terminated in accordance with the terms hereof (the “Term”). Should the Company notice the Executive of termination of the Agreement (other than as a result of death, Disability or Cause as specified in Section 5(a) or (b)), the Executive shall be entitled to the benefits as outlined herein in Section 5(c).

2.	Employment; Duties.

During the Term, Executive shall be employed by Company, and the Executive shall serve as the Company’s Co-Chief Executive Officer and shall have such duties, responsibilities and authority as shall be consistent with those positions. Executive shall use her best efforts to set the strategies and vision of the Company which becomes the direction that the Company will pursue by forming the necessary partnerships and hire the appropriate teams to execute the strategies and vision, with such strategies and vision subject, where applicable, to the consent of the Board of Directors. Executive shall also build the appropriate culture and assist the corporation in seeking funding for the projects that ensure achieving the strategies and vision. Executive shall use her best efforts to cause the Company to remain in compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”) and reporting requirements for publicly traded companies under the Exchange Act of 1934 (as amended, the “Exchange Act”). Executive shall at all times comply, and endeavor to cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

For $10 and other good and valuable consideration which Executive acknowledges the receipt and sufficiency of, Executive agrees to (a) devote substantially all of Executive’s business time, energy and efforts to the business of the Company, (b) to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and (c) to comply with the other terms and conditions of this Section 2. For so long as Executive is employed hereunder, and for a period of twelve (12) months thereafter (the “Non- Compete Period”), Executive (whether by herself, through her employers or employees or agents or otherwise, and whether on her own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, renting, aggregating, trading, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area (the “Post-Employment Non-Competition Requirement”). For purposes of this Section 2, the following terms shall have the following meanings:

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(i)                  “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

(ii)                “Restricted Area” means (A) any State (in the United States); or (B) country in which Restricted Products or Restricted Services were actively sold by the Company.

(iii)               “Restricted Products” means any products the Company commercially sold during the six (6) months preceding the Termination Date of Executive’s employment hereunder.

(iv)               “Restricted Services” means services the Company commercially offered during the six (6) months preceding the Termination Date of Executive’s employment hereunder.

3.	Compensation; Benefits.

(a)	Base Salary. During the Term, Executive shall receive an annual salary (“Base Salary”) of $400,000.00 to be paid in cash payable in equal semi-monthly installments. The Compensation Committee (the “Committee”) may approve a Base Salary at any time without requiring an amendment to this Agreement.

(b)	Annual Bonus. Executive will be eligible for annual bonuses as determined by the Committee of the Board of Directors from time-to-time. At least annually, and no later than the last day of March of each year, the Committee shall review the Base Salary, bonus, and other compensation of Executive based upon performance and other factors deemed appropriate by the Committee and make such modifications, supplemental bonus payments, or other incentive awards as it deems necessary and reasonable.

(c)	Stock Payment Option. The Executive will have the option of receiving some or all of the Base Salary and/or any bonus payable under in cash or in shares of the Company’s common stock, with the stock portion being based on the higher of (a) the closing sales price per share on the trading day immediately preceding the determination by the Executive to accept shares in lieu of cash, if the shares (for example, if the Executive provides notice of her intent to exercise the Stock Option on April 10th, the closing sales price per share on April 9th (assuming it is a trading day) would be the price used for (a)); and (b) the lowest price at which such issuance will not require shareholder approval under the exchange where the Company’s common stock is then listed or Nasdaq ((a) or (b) as applicable, the “Share Price” and the “Stock Option”), provided that the Executive shall be required to provide the Company at least five business days prior written notice if he desires to exercise the Stock Option as to any payment of compensation due hereunder, unless such time period is waived by the Company. The issuance of the shares described above shall be, where applicable, subject to the approval of the exchange where the Company’s common stock is then listed or Nasdaq, and where applicable, shareholder approval, and in the sole discretion of the Board of Directors, may be issued under, or outside of, a shareholder approved stock plan.

(d)	Sign on Bonus. In recognition of past services and accomplishments, the Executive shall receive a sign on bonus of $200,000 and 25,000 shares issued under the plan and earned immediately for entering into this Agreement.

(e)	Paid Time Off. Executive will be entitled to four (4) weeks annually of paid time off (“PTO”) during the Term, not including statutory holidays, which accrue and do not expire. Unused PTO days shall at the executive’s option either be i) rolled over and accumulate for future use or ii) will be due and at the end of each calendar year or iii) payable immediately upon either termination at the salary rate in effect at termination. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by an officer or director of the Company. Executive will be entitled to an additional week of PTO every two-year anniversary of the Effective Date, up to a maximum of eight (8).

(f)	Reimbursement for Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of her duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment, cell phone, continuing education requirements and other business expenses customarily reimbursed to senior Executives of the Company in connection with the performance of their duties on behalf of the Company.

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(g)	Other Benefits. In addition to the Base Salary, bonus and other compensation described in this Section 3, Executive shall be entitled to receive any fringe benefits (subsidized in full by Company) including, but not limited to, family coverage for health/medical/dental/vision insurance, Executive life and disability insurance, as well as savings and retirement plan of Thailand which Company now, or in the future, pays or subsidizes for any of its professional/technical or management employees, or employees in the same class as Executive. In addition, as additional consideration payable to Executive, the Executive shall receive a car allowance with a driver, which is equivalent to a car of a $1,500/month value in USA, per month during the Term.

4.	Termination.

(a)	Death. The Term and Executive’s employment hereunder shall terminate upon Executive’s death.

(b)  Disability. In the event Executive incurs a Disability for a period exceeding one hundred twenty (120) days out of one hundred eighty (180) days, the Company may, at its election, terminate the Term and Executive’s employment by giving Executive a notice of termination as provided in Section 4(e). The term “Disability” as used in this Agreement shall mean the inability of Executive to substantially perform her duties under this Agreement, as a result of a physical or mental illness or personal injury he has incurred, as determined by an independent physician selected with the approval of the Company and Executive or her personal representative.

(c)  Cause. The Company may terminate this Agreement and discharge Executive for Cause by giving Executive a notice of termination as provided in Section 4(e). “Cause” shall mean:

(i)    Executive’s gross and willful misappropriation or theft of the Company’s or any of its subsidiary’s funds or property; or

(ii)   Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving dishonesty or moral turpitude; or

(iii)    Executive materially breaches any obligation, duty, covenant, or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Section 8 or Section 2 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(iv)	Executive commits any act of fraud.

(d)  Good Reason. Executive may terminate her employment and the Term at any time for Good Reason by giving written notice as provided in Section 4(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason. “Good Reason” shall mean the occurrence of any of the following during the Term:

(i)	without the consent of Executive, the Company materially reduces Executive’s title, duties, or responsibilities under Section 2 without the same being corrected within ten (10) days after being given written notice thereof;

(ii)  the Company fails to pay any regular semi-monthly installment of Base Salary to Executive and such failure to pay continues for a period of more than thirty (30) days;

(iii)   the Company breaches Section 9 without the same being corrected within thirty (30) days after being given written notice thereof; or

(iv)  the refusal to assume this Agreement by any successor or assign of the Company as provided in Section 9.

(e)  Notice of Termination. Any termination of this Agreement by the Company (other than for Cause under Section 4(c) or by Executive shall be communicated in writing to the other party at least thirty (30) days before the date on which such termination is proposed to take effect. Any termination of this Agreement by the Company for Cause under Section 4(c) shall be communicated in writing to the Executive and such termination shall be effective immediately upon such notice. With respect to any termination of this Agreement by the Company for Cause or by the Executive for Good Reason, such notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination.

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(f)   Return of Property. Upon termination of Executive’s employment hereunder, or on demand by the Company during the Term of this Agreement, Executive will immediately deliver to the Company, and will not keep in her possession, recreate or deliver to anyone else; any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to her employment with the Company, obtained by Executive in connection with her employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

(g)  Date of Termination. The date that this Agreement is terminated pursuant to its terms is defined as the “Termination Date”.

(h)   Director Resignation. In the event Executive is terminated or resigns for any reason as an officer of the Company under this Agreement, Executive agrees to resign, effective the same date, from any office or directorship held with the Company or any of its subsidiaries or affiliate companies.

5.	Payments Upon Termination.

(a)  Death or Disability. If Executive’s employment shall be terminated by reason of death or Disability, the Company shall pay Executive’s estate or Executive the portion of the Base Salary which would have been payable to Executive through the date her employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Executive but not yet paid to Executive under Section 3. In the event of the death or Disability of the Executive, then any payment due under this Section 5(a) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

(b)   Cause and Voluntary Termination. If Executive’s employment shall be terminated for Cause or the Executive terminates her employment (other than for Good Reason, death or Disability), then without waiving any rights or remedies by reason thereof:

(i)   the Company shall pay Executive her Base Salary and all amounts actually earned, accrued, or owing as of the date of termination but not yet paid to Executive under Section 3 through the date of termination;

(ii)  except as otherwise provided in this subsection (b), the Company shall have no further obligations to Executive under this Agreement; and

(iii)	the Non-Compete Period shall apply.

(c)  Other Than Cause. If Executive’s employment is terminated (i) by the Company (other than as a result of death, Disability or Cause as specified in Section 5(a) or (b) above) or (ii) is terminated by Executive for Good Reason (collectively, (i) and (ii), “Other than Cause”), or if Executive’s employment is terminated Other than Cause within 6 months before or 24 months following the occurrence of a Change of Control (as defined in Section 6 below)(provided that Executive shall only receive compensation one-time under this Section 5(c)), Executive shall be entitled to the following:

(i)  a lump sum payment in an amount equal to twelve (12) months of Base Salary at the then current rate.

(ii)  all amounts earned, accrued, or owing through the date her employment is terminated but not yet paid to Executive under the terms of this Agreement.

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(iii)  continued participation in all employee benefit plans, programs or arrangements available to the Company executives in which Executive was participating on the date of termination (or at the option of the Company, reimbursement of COBRA insurance premiums for substantially similar coverage as the Company’s plans) until the earliest of:

(a)	twelve (12) months after the date of Executive’s termination of employment;
(b)	the date this Agreement would have expired but for the occurrence of the date of termination; or

(c)  the date, or dates, the Executive receives coverage and benefits under the plans, programs and arrangements of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that if Executive is precluded from continuing her participation in any employee benefit plan, program or arrangement as provided in this clause (iii), the Company shall provide her with similar benefits provided under the plan, program or arrangement in which he is unable to participate for the period specified in this clause (iii).

The payment of the lump sum amount under Section 5(c)(i) shall be made on or before the earlier of the date ending on the expiration of three months following the date determination of Executive’s employment or the death of the Executive (if applicable). To the extent any payment under Section 5(c)(i) is deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, then such payment shall be made on or before the earlier of the date ending on the expiration of six months following the date of termination of Executive’s employment or the death of the Executive. In the event of the death or Disability of the Executive, then any payment due under this Section 5(c) shall be made to Executive’s estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

Additionally, the Non-Compete Period shall not apply.

(d)  Required Release. In order to be eligible to receive the payments set forth in Section 5(c), the Executive agrees that he will be required to execute and deliver to the Company a written release in form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and Executive must not breach any of her covenants and agreements which continue following the date of termination of this Agreement.

6.	Change of Control.

For purposes of this Agreement, a “Change of Control” shall mean the consummation or occurrence of one or more of the following, without the consent or approval of Executive:

(a)  the acquisition, or series of acquisitions or conversions of debt, warrants, options or preferred stock, by any individual, entity or group that, in the aggregate, amount to an equity position in the Company of (i) thirty percent (30%) or more of the then-outstanding common shares of the Company or (ii) 50% or more of the then-outstanding voting securities of the Company entitled to vote (the “Outstanding Company Voting Securities”). However, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) any acquisition by Executive, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Executive or by any affiliate of Executive, or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (b) of this Section 6; .

(b)  the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation of fifty percent (50%) or more of the combined voting power of the then- outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

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(c)  the (i) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (ii) sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition; or

(d)   the Committee adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

7.	Indemnification.

(a)  The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company).

(b)   Notwithstanding anything in the Company’s articles of incorporation, the by-laws or this Agreement to the contrary, if so requested by Executive, the Company shall advance any and all Expenses (as defined below) to Executive (“Expense Advance”), within fifteen days following the date of such request and the receipt of a written undertaking by or on behalf of Executive to repay such Expense Advance if a judgment or other final adjudication adverse to Executive (as to which all rights of appeal therefrom have been exhausted or lapsed) establishes that Executive, with respect to such Claim, is not eligible for indemnification. “Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any indemnifiable event. A “Claim” shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or other, including without limitation, an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether predicated on foreign, federal, state or local law and whether formal or informal.

8.	Inventions and Restrictive Covenants; Confidentiality.

(a)     Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Executive will not disclose, directly or indirectly, any of the Company's confidential business information or confidential technical information to anyone without prior written authorization from the Company's management. Executive will not use any of the Company's confidential business information or confidential technical information in any way, either during or after her employment with the Company, except as required in the course of the employment contemplated by this Agreement.

(b)  Executive will strictly adhere to any obligations that may be owed to former employers insofar as Executive’s use or disclosure of their confidential information is concerned.

(c)     Information will not be deemed part of the confidential information restricted by this Section 8 if Executive can show that: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it through no action of Executive; (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company, or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company in writing immediately upon receiving or becoming aware of the legal process in question.

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(d)    All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during her employment are the property of the Company. Upon termination of her employment, Executive will immediately deliver to the Company all property of the Company which may still be in Executive's possession. Executive will not remove or assist in removing such property from the Company's premises under any circumstances, either during her employment or after termination thereof, except as authorized by the Company's management.

9.	Binding Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective heirs, legal representatives and permitted successors and assigns. If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Executive, her beneficiaries or estate, shall be paid.

10.	Dispute Resolution.

(a)  The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances. Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph (b) below.

(b)      As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute. Within five business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within five business days of the mediator’s appointment. Unless otherwise agreed upon by the parties hereto, the parties shall share the cost of the mediator’s fees and expenses equally. If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for mediation, only, in accordance with the commercial mediation rules then prevailing. If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation. This Agreement contains no arbitration clause. Binding arbitration may only be used upon the mutual agreement of the parties hereto.

(c)  any award or sums due and owing to Executive under the terms of this Agreement shall be increased by an amount equal to the product of one month of Executive’s Base Salary in effect immediately prior to the termination of this Agreement, multiplied by (i) if such award or sums is payable under Section 5(c), then the number of thirty (30) day periods or part thereof that has elapsed after the date ending six months after the date of Executive’s termination or separation or (ii) otherwise, the number of thirty (30) day periods or part thereof that has elapsed after the date of Executive’s termination.

11.	Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement. Without limiting the foregoing, Section 2, 3 and 5 and Sections 7 through 25 shall expressly survive the termination of this Agreement.

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12.	Nonassignability.

Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, her beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 12 shall preclude (a) Executive from designating a beneficiary to receive any benefit payable hereunder upon her death, or (b) the executors, administrators or other legal representatives of Executive or her estate from assigning any rights hereunder to the person or persons entitled thereto.

13.	Amendments to this Agreement.

Except for increases in the Base Salary and other compensation made as provided in Section 3, this Agreement may not be modified or amended except by an instrument in writing signed by the Executive and the Company. No change in Base Salary or other compensation made as provided in Section 3 will operate as an amendment, cancellation or termination of this Agreement.

14.	Waiver.

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppels against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15.	Severability.

If, for any reason, any provision of this Agreement is held invalid, illegal, or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal, or unenforceable in part, such invalidity, illegality, or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefore that is valid, legal and enforceable.

16.	Notices.

Any notice, request, or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed duly given when received by the party to whom it shall be given or three days after being mailed by certified, registered, or express mail, postage prepaid, addressed as follows:

If to Company:

Compensation Committee

Board of Directors

NextPlay Technologies, Inc.

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

If to Executive:

Nithinan Boonyawattanapisut [Address on file]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.	Interpretation; Stock Splits.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. The headings of Sections are used for reference purposes only and should be ignored in the interpretation of the Agreement. All of the stock and warrant amounts and stock and warrant prices set forth herein shall be equitably adjusted for stock splits, stock dividends and recapitalizations undertaken by the Company.

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18.	Governing Law.

This Agreement has been executed and delivered in the State of Florida, and its validity, interpretation, performance and enforcement shall be governed by the laws of Florida, without giving effect to any principles of conflicts of law. Further, the parties agree that any such claim or cause of action shall be brought in the State or Federal courts located in Broward County, Florida.

19.	Withholding.

All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

20.	Counterparts.

This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original Agreement.

21.	Legal Counsel.

Executive acknowledges and warrants that Executive (A) has been advised that Executive’s interests may be different from the Company’s interests, (B) has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of her choice and (C) knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

22.	Entire Agreement.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of any kind elsewhere provided and not expressly provided for in this Agreement.

23.	Section 280G Safe Harbor Cap.

In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 23 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to the Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Executive or not previously paid by the Company).

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24.	Section 409A and 457A Compliance.

To the extent applicable, this Agreement is intended to meet the requirements of Section 409A and 457A of the Code, and shall be interpreted and construed consistent with that intent. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

25.	Clawback.

Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

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IN WITNESS WHEREOF, Company has caused its duly authorized director to execute and attest to this Agreement, and Executive has placed her signature hereon, effective as of the Effective Date.

COMPANY:

By: /s/ Yoshihiro Obata
Yoshihiro Obata, Director Compensation Committee Board of Directors
NextPlay Technologies, Inc.

EXECUTIVE:

By: /s/ Nithinan Boonyawattanapisut
Nithinan Boonyawattanapisut

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